Exhibit 99(b)

			Hicks, Muse, Tate & Furst Incorporated

				March 27, 1997

Lawrence D. Stuart, Jr.
Managing Director
Principal

Board of Directors
Thermal Industries, Inc.
301 Brushton Avenue
Pittsburgh, PA 15221-2168

Gentlemen:

   Hicks, Muse, Tate & Furst Equity Fund III, L.P. (the "Fund") is prepared to offer $19.00 per share in cash for all the outstanding common stock of Thermal Industries, Inc. ("Thermal"). We believe your shareholders would find the offer extremely attractive as it would represent a premium of approximately 60% to Thermal's trading price prior to the announcement of your agreement with H.I.G. Investment Group, L.P. ("H.I.G.") and a 27% premium to the $15 per share offer made by H.I.G.

   We have conducted an extensive analysis of Thermal based on publicly available information. While our proposal is subject to confirmation through appropriate due diligence that our understanding of Thermal based on publicly available information is accurate, we expect that such due diligence will confirm our view of Thermal and its prospects. We would complete our due diligence in 10 days. We would be willing to enter into an appropriate confidentiality agreement to facilitate this process. This offer is not conditioned upon receipt of third party financing, and we believe that there would be no regulatory uncertainty involved in this transaction.

   Upon completion of our confirmatory due diligence and lawful termination of Thermal's agreements with H.I.G., we would be prepared to enter into agreements with Thermal on terms and conditions substantially similar to those contained in Thermal's agreements with H.I.G.. However, we would not require that your two major shareholders enter into the Indemnity and Fee Agreement and related Escrow Agreement.

   By way of background, Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse") is a Dallas-based private investment firm. Founded in 1989, Hicks Muse has completed or has pending approximately 60 transactions totaling in excess of $10 billion in transaction value. The Fund has capital commitments in excess of $2 billion.

   We would be pleased to meet with you at an early date to discuss our thoughts on this matter. We are very interested in Thermal and look forward to speaking to you soon. In view of the importance of this matter, we request your response by no later than April 2, 1997.

                                       			Very truly yours,
                                       			HICKS, MUSE, TATE & FURST INCORPORATED
                                       			By: /s/ Lawrence D. Stuart, Jr.
                                      				Lawrence D. Stuart
                                      				Managing Director